EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media— L. Benjamin Ederington

Westlake Chemical Corporation Announces Record 2017 Fourth Quarter and Full Year Results

•	Record quarterly net income of $802 million, or $6.15 per diluted share; $211 million, or $1.62 per diluted share, excluding a one-time tax benefit

•	Record annual net income of $1,304 million, or $10.00 per diluted share; $713 million, or $5.46 per diluted share, excluding a one-time tax benefit

•	Record quarterly and annual net cash provided by operating activities of $575 million and $1,538 million, respectively

•	Record annual income from operations and EBITDA of $1,233 million and $1,841 million, respectively
Westlake Chemical Corporation (NYSE: WLK) (the "Company" or "Westlake") today reported record net income attributable to the Company for the three months ended December 31, 2017 of $802 million, or $6.15 per diluted share, on net sales of $2,010 million. Net income for the fourth quarter of 2017 included a one-time, non-cash tax benefit of approximately $591 million, or $4.53 per diluted share. The Tax Cuts and Jobs Act (the "Tax Act"), enacted on December 22, 2017, reduced the U.S. federal income tax rate for corporations from 35% to 21% effective January 1, 2018. The accounting guidance related to income taxes requires companies to recognize the effect of tax law changes and, as such, we provisionally revalued our deferred income tax assets and liabilities, resulting in the tax benefit of approximately $591 million in 2017. Net income attributable to the Company for the three months ended December 31, 2017, excluding the benefit resulting from the Tax Act, was $211 million, or $1.62 per diluted share. Net income attributable to the Company for the fourth quarter of 2017 increased $703 million, or $5.39 per diluted share, compared to fourth quarter 2016 net income attributable to the Company of $99 million, or $0.76 per diluted share, on net sales of $1,735 million. In addition to the benefit associated with the Tax Act, net income attributable to the Company for the fourth quarter of 2017 also benefited from increasing margins and higher sales volumes for all of our major products and lower costs associated with planned turnarounds and unplanned outages, partially offset by higher feedstock and energy costs as compared to the prior-year period. Net sales for the fourth quarter of 2017 increased by $275 million compared to the fourth quarter of 2016, mainly due to higher sales volumes and prices for our major products. Income from operations was $365 million for the fourth quarter of 2017 as compared to $153 million for the fourth quarter of 2016. The increase in income from operations for the fourth quarter of 2017 was mainly a result of increased margins resulting from higher prices for all of our major products, higher sales volumes and lower costs associated with planned turnarounds and unplanned outages as compared to the fourth quarter of 2016. These increases were partially offset by higher feedstock and energy costs. The fourth quarter of 2017 was negatively impacted by $9 million, or $0.05 per diluted share, in transaction and integration-related costs and incremental interest expense associated with the refinancing of long-term debt that will be retired in 2018.
Fourth quarter 2017 net income attributable to the Company of $802 million, or $6.15 per diluted share, increased $591 million from the $211 million, or $1.61 per diluted share, reported in the third quarter of 2017. This increase in net income was primarily due to the benefit associated with the Tax Act. Net sales for the fourth quarter of 2017 of $2,010 million were $99 million lower than the $2,109 million reported in the third quarter of 2017. This decrease in net sales was primarily due to seasonally lower sales volumes as well as higher planned turnarounds and unplanned outages, partially offset by higher sales prices for caustic soda and polyethylene. Income from operations for the fourth quarter of 2017 of $365 million was $1 million lower than the $366 million reported in the third quarter of 2017 as the lower sales volumes were partially offset by increased margins from higher sales prices for caustic soda and polyethylene.

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For the year ended December 31, 2017, net income attributable to the Company was $1,304 million, or $10.00 per diluted share, on net sales of $8,041 million. This represents an increase in net income attributable to the Company of $905 million, or $6.94 per diluted share, compared to 2016 net income attributable to the Company of $399 million, or $3.06 per diluted share, on net sales of $5,076 million. Net income for the year ended December 31, 2017 increased versus the prior year primarily due to (1) the tax benefit recorded in the fourth quarter of 2017 of approximately $591 million, or $4.54 per diluted share, resulting from the Tax Act; (2) earnings contributed by Axiall, which was acquired on August 31, 2016; (3) higher sales prices for our major products, resulting in improved margins; and (4) lower transaction and integration-related costs associated with the integration of Axiall. These increases were partially offset by (1) higher interest expense due to the debt assumed as a result of the Axiall transaction; (2) higher unabsorbed fixed manufacturing and other costs associated with turnarounds; and (3) the realized gain in 2016 of $49 million from the previously held common stock of Axiall. Net sales for the year ended December 31, 2017 increased $2,965 million to $8,041 million compared to net sales for the year ended December 31, 2016 of $5,076 million, mainly due to higher sales contributed by Axiall and higher sales prices for our major products. Income from operations was $1,233 million for the year ended December 31, 2017 as compared to $581 million for the year ended December 31, 2016, an increase of $652 million. The increase in 2017 income from operations was mainly a result of earnings contributed by Axiall, higher sales prices for our major products and lower transaction and integration-related costs, partially offset by higher unabsorbed fixed manufacturing and other costs associated with turnarounds, as compared to 2016. Pre-tax transaction and integration-related costs for the year ended December 31, 2017 were $29 million, or $0.16 per diluted share, as compared to $104 million in 2016.
"We are very pleased with the strong performance and record results for 2017. We experienced solid demand and higher prices for all of our major products as we benefited from sound global growth," said Albert Chao, President and Chief Executive Officer. "As we look back on the first full year of operations since our Axiall transaction in August 2016, we have made great progress in integration and improvement activities as we improve the reliability of our assets. We are also capturing the targeted synergies and cost reductions as we execute our integration plan. I would like to thank Westlake employees for their efforts as we continue to make investments to improve our operations and create additional value associated with the transaction."
Net cash provided by operating activities was a record $575 million for the fourth quarter of 2017 and a record $1,538 million for the full year 2017. Capital expenditures for the fourth quarter of 2017 and for the full year 2017 were $163 million and $577 million, respectively. As of December 31, 2017, cash and cash equivalents were $1,531 million and total debt was $3,837 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $517 million for the fourth quarter of 2017 increased $210 million compared to EBITDA of $307 million in the fourth quarter of 2016. EBITDA for the fourth quarter of 2017 decreased $5 million compared to EBITDA of $522 million in the third quarter of 2017. For the full year 2017, record EBITDA of $1,841 million was $826 million higher than 2016 EBITDA of $1,015 million. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

OLEFINS SEGMENT
The Olefins segment reported income from operations of $166 million in the fourth quarter of 2017, an increase of $17 million compared to income from operations of $149 million in the fourth quarter of 2016. This increase was mainly attributable to higher integrated margins resulting from higher sales prices and lower costs associated with planned turnarounds and unplanned outages, partially offset by higher feedstock and energy costs.
Olefins segment income from operations of $166 million for the fourth quarter of 2017 was comparable to the third quarter 2017 income from operations.
Olefins segment income from operations was $655 million in 2017 as compared to $558 million in 2016. This increase was mainly attributable to higher olefins integrated product margins, primarily due to higher sales prices for our major products, higher operating rates and lower costs associated with turnarounds and unplanned outages as compared to the prior year. These increases were partially offset by higher feedstock and energy costs. Olefins income from operations for 2016 was negatively impacted by the planned turnaround and expansion of the Lake Charles Petro 1 ethylene unit, which was completed in the third quarter of 2016, along with other unplanned outages.

VINYLS SEGMENT
The Vinyls segment reported income from operations for the fourth quarter of 2017 of $216 million, which increased by $178 million from $38 million in the fourth quarter of 2016. This increase was primarily attributable to higher sales volumes resulting from overall higher operating rates, higher integrated margins due to higher sales prices and lower costs associated with planned turnarounds and unplanned outages, partially offset by higher energy and feedstock costs as compared to the prior-year period.
Vinyls segment income from operations of $216 million for the fourth quarter of 2017 was comparable to the third quarter 2017 income from operations.
Vinyls segment income from operations was $647 million in 2017 as compared to $174 million in 2016. The $473 million increase was mainly attributable to earnings contributed by Axiall and higher sales prices and volumes for our major products. These increases were partially offset by higher unabsorbed fixed manufacturing and other costs associated with the planned turnaround and expansion at the Calvert City facility and other turnarounds and unplanned outages, as well as higher energy costs in 2017, as compared to 2016.

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC in February 2017.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA and net income excluding certain tax benefits, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. We also believe providing the non-GAAP measure net income excluding certain tax benefits will help investors compare results between periods given the one-time nature of the tax benefit associated with the Tax Act. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation
Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston, Texas. The company's range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC Compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the company's web site at www.westlake.com.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's fourth quarter and full year 2017 results will be held Tuesday, February 20, 2018 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 4879787.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on February 27, 2018. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 4879787.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/byqemyzf and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

	(In millions of dollars, except per share data)
Net sales	$2,010	$1,735	$8,041	$5,076
Cost of sales	1,512	1,453	6,272	4,095
Gross profit	498	282	1,769	981
Selling, general and administrative expenses	101	91	399	258
Amortization of intangibles	26	25	108	38
Transaction and integration-related costs	6	13	29	104
Income from operations	365	153	1,233	581
Interest expense	(40)	(43)	(159)	(79)
Other income, net	—	4	7	56
Income before income taxes	325	114	1,081	558
Provision for (benefit from) income taxes (1)	(491)	9	(258)	138
Net income	816	105	1,339	420
Net income attributable to noncontrolling interests	14	6	35	21
Net income attributable to Westlake Chemical Corporation	$802	$99	$1,304	$399
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$6.18	$0.76	$10.05	$3.07
Diluted	$6.15	$0.76	$10.00	$3.06
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(1)	The fourth quarter 2017 tax provision includes a one-time, non-cash tax benefit of approximately $591 million, or $4.53 per diluted share, as a result of the Tax Act, enacted on December 22, 2017.

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WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2017	December 31, 2016

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,531	$459
Accounts receivable, net	1,001	939
Inventories	900	801
Prepaid expenses and other current assets	30	48
Restricted cash	1	161
Total current assets	3,463	2,408
Property, plant and equipment, net	6,412	6,420
Other assets, net	2,201	2,062
Total assets	$12,076	$10,890

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$1,257	$1,034
Current portion of long-term debt	710	—
Term loan	—	149
Long-term debt, net	3,127	3,679
Other liabilities	1,613	2,136
Total liabilities	6,707	6,998
Total Westlake Chemical Corporation stockholders' equity	4,874	3,524
Noncontrolling interests	495	368
Total equity	5,369	3,892
Total liabilities and equity	$12,076	$10,890

WESTLAKE CHEMICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2017	2016

	(In millions of dollars)
Cash flows from operating activities
Net income	$1,339	$420
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	601	378
Deferred income taxes	(534)	101
Other balance sheet changes	132	(65)
Net cash provided by operating activities	1,538	834
Cash flows from investing activities
Acquisition of business, net of cash acquired	(13)	(2,438)
Additions to property, plant and equipment	(577)	(629)
Additions to cost method investment	(66)	(17)
Proceeds from sales and maturities of securities	—	663
Purchase of securities	—	(138)
Other	4	(4)
Net cash used for investing activities	(652)	(2,563)
Cash flows from financing activities
Debt issuance costs	(6)	(36)
Dividends paid	(103)	(97)
Distributions to noncontrolling interests	(28)	(17)
Proceeds from debt issuance and drawdown of revolver	233	608
Net proceeds from issuance of Westlake Chemical Partners LP common units	111	—
Proceeds from senior notes issuance	745	1,429
Repayment of term loan	(150)	—
Restricted cash associated with term loan	154	(154)
Repayment of revolver	(550)	(125)
Repayment of notes payable	(257)	(13)
Repurchase of common stock for treasury	—	(67)
Other	11	5
Net cash provided by financing activities	160	1,533
Effect of exchange rate changes on cash and cash equivalents	26	(8)
Net increase (decrease) in cash and cash equivalents	1,072	(204)
Cash and cash equivalents at beginning of the year	459	663
Cash and cash equivalents at end of the year	$1,531	$459

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

	(In millions of dollars)
Net external sales
Olefins	$517	$471	$2,051	$1,894
Vinyls	1,493	1,264	5,990	3,182
	$2,010	$1,735	$8,041	$5,076
Income (loss) from operations
Olefins	$166	$149	$655	$558
Vinyls	216	38	647	174
Corporate and other	(17)	(34)	(69)	(151)
	$365	$153	$1,233	$581
Depreciation and amortization
Olefins	$34	$41	$145	$136
Vinyls	117	108	449	238
Corporate and other	1	1	7	4
	$152	$150	$601	$378
Other income (expense), net
Olefins	$1	$1	$3	$5
Vinyls	(2)	2	(1)	3
Corporate and other	1	1	5	48
	$—	$4	$7	$56

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2017	2016	2017	2016

	(In millions of dollars)
Net cash provided by operating activities	$483	$575	$290	$1,538	$834
Changes in operating assets and liabilities and other	(256)	(316)	(190)	(733)	(313)
Deferred income taxes	(8)	557	5	534	(101)
Net income	$219	$816	$105	$1,339	$420
Add:
Depreciation and amortization	154	152	150	601	378
Interest expense	40	40	43	159	79
Provision for (benefit from) income taxes	109	(491)	9	(258)	138
EBITDA	$522	$517	$307	$1,841	$1,015

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2017 vs. Fourth Quarter 2016		Fourth Quarter 2017 vs. Third Quarter 2017
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+9.1%	+0.8%	+6.8%	-3.8%
Vinyls	+11.6%	+6.4%	+1.9%	-8.9%
Company	+11.0%	+4.9%	+3.1%	-7.7%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Ethane (cents/lb)	8.0	7.8	8.3	8.8	8.4
Propane (cents/lb)	13.7	16.9	14.9	18.2	22.6
Ethylene (cents/lb) (2)	28.2	31.2	27.6	24.7	28.4
Polyethylene (cents/lb) (3)	65.3	67.3	69.0	70.7	77.5
Styrene (cents/lb) (4)	69.3	85.6	84.4	85.1	91.1
Caustic soda ($/short ton) (5)	725.0	733.3	788.3	811.7	868.3
Chlorine ($/short ton) (6)	305.0	305.0	325.0	332.5	332.5
PVC (cents/lb) (7)	57.2	60.2	62.5	62.5	65.2
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(1)	Industry pricing data was obtained from IHS Markit (formerly IHS Chemical) ("IHS"). We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS.

(3)	Represents average North American net transaction prices of polyethylene low density GP-Film grade over the period as reported by IHS.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS.

(7)
Represents average North American contract prices of PVC over the period as reported by IHS. Effective January 1, 2017, IHS made a non-market downward adjustment of 15 cents per pound to PVC prices. For comparability, we adjusted each prior-year period's PVC price downward by 15 cents per pound consistent with the IHS non-market adjustment.

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